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                                                             Exhibit 99-b5.9


                          INVESTMENT ADVISORY AGREEMENT

    AGREEMENT made this 8th day of August, 1996, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund") and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Advisor").

         Duties of Advisor

1. The Fund hereby employs the Advisor to manage the investment and reinvestment of the assets of the INTERNATIONAL SMALL COMPANY PORTFOLIO of the Fund (the "Portfolio"), to review, supervise and administer the Portfolio's investment program by investing the assets of the Portfolio and determining the portion of the Portfolio's assets to be uninvested, to provide the Fund with records concerning the Advisor's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and the Board of Directors of the Fund, all in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and statement of additional information relating to the Portfolio. The Advisor accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described herein on the terms provided herein.

         Compensation of the Advisor

2. For the services to be rendered by the Advisor as provided in Section 1 of this Agreement, the Advisor shall receive no compensation.

         Other Services

3. At the request of the Fund, the Advisor, in its discretion, may provide such other services as the parties to this Agreement may agree upon at a later time.

         Reports

4. The Fund and the Advisor agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

         Status of the Advisor

5. The services of the Advisor to the Fund or in respect of the Portfolio, are not to be deemed exclusive, and the Advisor shall be free to render similar services to others as long as its services to the Fund or in respect of the Portfolio, are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         Liability of Advisor

6. No provision of this Agreement shall be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.


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         Permissible Interests

7. Subject to and in accordance with the charters of the Fund and the Advisor, respectively, directors, officers, and shareholders of the Fund are or may be interested in the Advisor (or any successor thereof) as directors, officers or shareholders, or otherwise; directors, officers, agents and shareholders of the Advisor are or may be interested in the Fund as directors, officers, shareholders or otherwise; and the Advisor (or any successor) is or may be interested in the Fund as a shareholder or otherwise and the effect of any such interrelationships shall be governed by said charters and the provisions of the Investment Company Act of 1940.

         Duration and Termination

8. This Agreement shall become effective on August 8, 1996 (the "Effective Date") and shall continue in effect until December 31, 1996, and thereafter, only if such continuance is approved at least annually by a vote of the Fund's Board of Directors, including the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party ("Disinterested Directors"), cast in person, at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of the Portfolio; in such event, such continuance shall be effected if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the Portfolio.

9. This Agreement may be amended in writing at any time by mutual agreement of the Advisor and the Fund's Board of Directors, as provided in paragraph 8 above; except if an amendment would provide for compensation to be paid by the Portfolio to the Advisor, then such amendment also must be approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the Portfolio.

10. This Agreement may be terminated at any time without payment of any penalty by the Fund, as provided in paragraph 8 above, on sixty days written notice to the Advisor.

11. This Agreement shall automatically terminate in the event of its assignment.

12. This Agreement may be terminated by the Advisor after ninety days written notice to the Fund.

13. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

14. As used in this section, the terms "assignment," "interested persons," and a "vote of the holders of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the Investment Company Act of 1940 and Rule l8f-2 thereunder.

         Severability

15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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    IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed this ____ day of __________, 1996.


DIMENSIONAL FUND                  DFA INVESTMENT
ADVISORS INC.                     DIMENSIONS GROUP INC.


By:                               By:
   --------------------              ------------------
   Chairman-Chief                    President
   Investment Officer


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